EXHIBIT 99.1

Contact:	Valencia McClure	FOR IMMEDIATE RELEASE
Exelon Power Communications
610-765-6926 (ofc.)
484-319-5691 (cell)

Exelon Power Seeks to Permanently Retire Four Units

In Southeastern Pennsylvania

KENNETT SQUARE, PA (December 2, 2009) – Exelon Power announced today that it has notified PJM Interconnection of its intention to permanently retire Units 1 and 2 at Cromby Generating Station and Units 1 and 2 at Eddystone Generating Station, effective May 31, 2011. Following these retirements, Eddystone Station will remain in service, operating six units capable of generating 820 megawatts. Cromby Station will close when its units permanently retire.

In the notification to PJM, Exelon Power states that the four units, all in suburban Philadelphia, are no longer economic to operate and are not required to meet shrinking demand for electricity in the region. PJM must review whether the retirement of the units creates reliability issues.

“Decreased power demand, over supply of natural gas and increasing operating costs, has led Exelon Power to retire these units,” said Doyle Beneby, senior vice president of Exelon Power.

“Only the most efficient and lowest cost units can consistently compete in the wholesale markets. Unfortunately, these aging units are no longer efficient enough to compete with newer resources,” said Beneby. “These units faced a difficult year economically in 2009, and we expect the forces that contributed to the difficulties to continue for an extended period of time. Those forces include increasing capital expenditures and decreased demand for electricity.

“The employees at both stations are to be applauded for operating these units at distinguished levels over many years, however, this could not offset an overwhelming decline in economic factors,” said Beneby.

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The retirements will affect approximately 280 positions between the end of first quarter 2010 and late 2011. About 220 of the positions are located at the two power stations, the remainder at the company’s Kennett Square, Pa., headquarters. Beneby said the company is aggressively exploring various steps to ease the impact on workers, including redeployment to open positions elsewhere within Exelon Generation Company or other Exelon subsidiaries, buyouts and other possibilities. “Our plan to continue to operate the units for another 18 months gives us some flexibility to allow employees to fill other positions within Exelon,” said Beneby.

Cromby Generating Station is on the Schuylkill River in Phoenixville, Pa. Cromby Unit 1 and Unit 2 were placed in service in 1954 and 1955, respectively. Unit 1 is a 144-megawatt coal-fired unit and Unit 2 is a 201-megawatt unit that operates on either natural gas or No. 6 fuel oil. As a result of these retirements, Cromby Station will be shut down.

Eddystone Generating Station is on the Delaware River in Eddystone, Pa., Unit 1 is a 279-megawatt coal-fired unit and Unit 2 is a 309-megawatt coal-fired unit, both were placed in service in 1960. Two 380 megawatt peaking units that run on either natural gas or oil and four oil-burning units that produce a total of 60 megawatts will continue to be available for operation.

Exelon Power will continue to operate 4,200 megawatts of natural gas, oil, hydro, and landfill generation within the PJM Interconnection.

Throughout the retirement process, Exelon will continue to honor its regulatory, legal and community obligations, including continued adherence to all applicable environmental and safety regulations.

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Exelon Corporation is one of the nation’s largest electric utilities. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to approximately 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.